Exhibit 4.45

SHARE PURCHASE AGREEMENT

by and between

BAIDU (HONG KONG) LIMITED

MOON SPV LIMITED

JOYY INC.

FUNSTAGE TECHNOLOGY LTD.

TOPSTAGE TECHNOLOGY LTD.

广州华多网络科技有限公司

广州市锐橙网络科技有限公司

广州欢聚时代信息科技有限公司

RUNDERFO INC.

AND

SOLELY FOR THE PURPOSES OF Section 4.3, Section 6.3, Section 6.4, Section 6.5,

Section 6.9 AND ARTICLE VIII

MR. DAVID XUELING LI

DATED February 25, 2025

i

ii

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on February 25, 2025

BY AND BETWEEN

(1)	Baidu (Hong Kong) Limited, a company incorporated with limited liability under the laws of Hong Kong and a wholly-owned subsidiary of the Buyer Parent (the “HK Buyer”),
(2)	Moon SPV Limited, a company incorporated with limited liability under the laws of the Cayman Islands (the “Buyer” and, together with the HK Buyer, the “Buyer Parties”),
(3)	JOYY Inc., a company incorporated with limited liability under the laws of the Cayman Islands (the “Seller Parent”),
(4)	Funstage Technology Ltd., a company incorporated with limited liability under the laws of the British Virgin Islands and an indirect wholly-owned subsidiary of the Seller Parent (the “Seller”),
(5)	Topstage Technology Ltd., a company incorporated with limited liability under the laws of the British Virgin Islands (the “New WFOE Holdco”),
(6)	广州华多网络科技有限公司, a company incorporated with limited liability under the laws of the People’s Republic of China (“Guangzhou Huaduo”),
(7)	广州市锐橙网络科技有限公司, a company incorporated with limited liability under the laws of the People’s Republic of China (“Guangzhou Ruicheng”),
(8)	广州欢聚时代信息科技有限公司, a company incorporated with limited liability under the laws of the People’s Republic of China (together with the Seller Parent, the Seller, the New WFOE Holdco, Guangzhou Huaduo and Guangzhou Ruicheng, the “Seller Parties”),
(9)	Runderfo Inc., a company incorporated with limited liability under the laws of the Cayman Islands (the “Target Company”), and
(10)	solely for the purposes of Section 4.3, Section 6.3, Section 6.4, Section 6.5, Section 6.9 and ARTICLE VIII, Mr. David Xueling Li (“Mr. Li”).

The parties listed above are each referred to herein as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H:

WHEREAS, the Parties entered into a share purchase agreement dated November 16, 2020, amended and restated February 7, 2021, pursuant to which the Buyer Parties agreed to acquire from the Seller Parties, and the Seller Parties agreed to sell to the Buyer Parties, the Target Business and the Contributed Assets on the terms and subject to the conditions set forth therein (the “Previous SPA”);

WHEREAS, pursuant to the Previous SPA and the Restructuring Plan, on or prior to the Relevant Date, the Buyer Parties caused to be paid to the Seller Parties (or their designees) the Agreed Restructuring Amount in immediately available funds in RMB;

WHEREAS, pursuant to the Previous SPA, on or about the Relevant Date, the Buyer Parties and the Seller Parties caused to be delivered a joint written instruction to the TSA Escrow Agent to release to the Seller’s designee the TSA Escrow Amount (together with all interest that may have accrued thereon) to the Seller’s designee;

WHEREAS, pursuant to the Previous SPA, on or about the Relevant Date, the Buyer Parties and the Seller Parties caused to be delivered a joint written instruction to the Term Sheet Escrow Agent to release to the Seller’s designee the Term Sheet Escrow Amount (together with all interest that may have accrued thereon) to the Seller’s designee;

WHEREAS, pursuant to the Previous SPA, on or about the Relevant Date, the Buyer Parties caused to be paid to the Seller US$1,464,164,854, being a cash amount equal to (x) the “First Tranche Consideration” (as defined therein) as adjusted based on Section 2.6 thereof, less (y) the sum of (A) the Tax Escrow Amount, (B) the Term Sheet Escrow Amount and (C) the Agreed Restructuring Amount, by wire transfer of immediately available funds in U.S. Dollars;

WHEREAS, pursuant to the Previous SPA, the Seller and the Buyer caused their respective applicable Affiliates to enter into the Tax Escrow Agreements with the Tax Escrow Agents and caused the Tax Escrow Accounts to be opened and operated in accordance with the Tax Escrow Agreements, and on or about the Relevant Date the Buyer Parties caused to be deposited into certain of the Tax Escrow Accounts the Tax Escrow Amount by wire transfer of immediately available funds in USD, and the Seller Parties and the Buyer Parties subsequently caused certain of the Tax Escrow Amount to be re-apportioned between the Tax Escrow Accounts;

WHEREAS, pursuant to the Previous SPA, the Seller and the Buyer caused their respective applicable Affiliates to enter into the RMB Escrow Agreements with the RMB Escrow Agents and caused the RMB Escrow Accounts to be opened and operated in accordance with the applicable RMB Escrow Agreements, and on or about the Relevant Date the Buyer Parties caused to be deposited into certain of the RMB Escrow Accounts the RMB Escrow Aggregate Principal Amount by wire transfer of immediately available funds in RMB, and the Seller Parties and the Buyer Parties subsequently caused certain of the RMB Escrow Aggregate Principal Amount to be re-apportioned among the RMB Escrow Accounts;

WHEREAS, the Previous SPA was further amended on August 11, 2021, and subsequent thereto, the Buyer and the Seller agreed on multiple occasions to extend the Long Stop Date as defined in the Previous SPA; and

WHEREAS, the Parties wish to enter into certain arrangements with respect to, inter alia, the Target Business, the Contributed Assets and the RMB Escrow Aggregate Principal Amount and the interest accrued thereon, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

Interpretation

Section 1.1Definitions.  As used in this Agreement, the following terms shall have the following respective meanings:

“Acceptable Tax Authority Confirmation” means written evidence that the Seller Parties have received definitive confirmation from the Relevant PRC Tax Authority that the Seller Parties are not required to pay any taxes in connection with the sale and purchase of the Sale Shares.

“Acceptable Tax Evidence” means an Acceptable Tax Receipt or an Acceptable Tax Authority Confirmation.

“Acceptable Tax Receipt” means written evidence reasonably acceptable to the Buyer that the taxes in connection with the sale and purchase of the Sale Shares have been paid in full, e.g., a receipt of payment (完税证明including a中华人民共和国税收缴款书) issued by the Relevant PRC Tax Authority.

“Action” means any action, suit, litigation, arbitration, investigation, claim or proceeding by or before any Governmental Authority or tribunal.

“Affiliate” of a Person means (a) in the case of a Person other than a natural person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such Person and (b) in the case of a natural person, any other Person that is directly or indirectly Controlled by such Person or is a Relative of such Person, in each case, as of the relevant time.

“Agbank Panyu” means the Guangzhou Panyu Branch of the Agricultural Bank of China (中国农业银行股份有限公司广州番禺支行).

“Agbank Panyu Escrow Account” means the escrow account(s) opened with Agbank Panyu pursuant to the Agbank Panyu Escrow Agreement from time to time.

“Agbank Panyu Escrow Agreement” means the Funds Supervision Agreement (资金监管协议) (No. 粤番资金监管202101号) dated January 22, 2021 by and among Baidu Shidai, Guangzhou Huaduo and Agbank Panyu, as subsequently amended by the Supplemental Agreement to the Funds Supervision Agreement (资金监管协议之补充协议) (No. 粤番资金监管202101号（补）) dated August 2, 2021, the Second Supplemental Agreement to the Funds Supervision Agreement (资金监管协议之补充协议二) (No. 粤番资金监管202101号（补2）) dated August 18, 2021, the Third Supplemental Agreement to the Funds Supervision Agreement (资金监管协议之补充协议三) (No. 粤番资金监管202101号（补3）) dated March 9, 2023, the Fourth Supplemental Agreement to the Funds Supervision Agreement (资金监管协议之补充协议四) (No. 粤番资金监管202101号（补4）) dated May 12, 2023, the Fifth Supplemental Agreement to the Funds Supervision Agreement (资金监管协议之补充协议五) (No. 粤番资金监管202101号（补5）) dated November 14, 2023, the Sixth Supplemental Agreement to the Funds Supervision Agreement (资金监管协议之补充协议六) (No.粤番资金监管202101号(补6)) dated November 14, 2024, and the Seventh Supplemental Agreement to the Funds Supervision Agreement (资金监管协议之补充协议七) in the form attached hereto as Exhibit J-4 and dated on or prior to the date hereof, as may be further amended and supplemented from time to time.

“Agreed Restructuring Amount” means RMB195,000,000, being the aggregate amount, as confirmed by the Buyer and the Seller in writing prior to the Relevant Date and paid on behalf of the Buyer Parties to Guangzhou Ruicheng in its capacity as the designee of the Seller Parties, on the Relevant Date.

“Agreement” shall have the meaning set forth in the Preamble.

“Authorization” shall have the meaning set forth in Section 4.1(d).

“Baidu Shidai” means Baidu Shidai Network Technology (Beijing) Limited (百度时代网络技术（北京）有限公司).

“Baidu Zaixian” means Baidu Zaixian Network Technology (Beijing) Limited (百度在线网络技术（北京）有限公司).

“Business Day” means any day other than Saturday, Sunday or another day on which commercial banks located in the Cayman Islands, the British Virgin Islands, New York City, the PRC or Hong Kong are authorized or required by Law or executive order to be closed.

“Buyer” shall have the meaning set forth in the Preamble.

“Buyer Parent” means Baidu, Inc., a company incorporated with limited liability under the laws of the Cayman Islands.

“Buyer Parties” shall have the meaning set forth in the Preamble.

“Buyer Release Effective Date” means the date on which the Seller Parties have fully performed their obligations set forth in Section 2.5 and Section 2.6.

“Buyer Releasing Parties” shall have the meaning set forth in Section 6.3(b).

“Buyer Sale Shares” means all of the issued and outstanding share capital of the Target Company.

“CCB Panyu” means the Guangzhou Panyu Branch of the China Construction Bank (中国建设银行股份有限公司广州番禺支行).

“CCB Panyu Fourth Tranche Escrow Account” means the escrow account(s) opened with CCB Panyu pursuant to the CCB Panyu Fourth Tranche Escrow Agreement from time to time.

“CCB Panyu Fourth Tranche Escrow Agreement” means the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议) (No. 番建监管易2021年【002】号), dated February 7, 2021, by and among Baidu Zaixian, Guangzhou Huaduo and CCB Panyu, as subsequently amended by the Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议) (No. 番建监管易2021年【002】号-补001号) dated January 28, 2022, the Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议) (No. 番建监管易2021年【002】号-补002号) dated August 8, 2023, the Supplemental Agreement to the China

Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议) (No. 番建监管易2021年【002】号-补003号) dated February 5, 2024, the Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议) (No. 番建监管易2021年【002】号-补004号) dated July 5, 2024, and the Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议) in the form attached hereto as Exhibit J-6 and dated on or prior to the date hereof, as may be further amended from time to time.

“CCB Panyu Third Tranche Escrow Account” means the escrow account(s) opened with CCB Panyu pursuant to the CCB Panyu Third Tranche Escrow Agreement from time to time.

“CCB Panyu Third Tranche Escrow Agreement” means the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议) (No. 番建监管易2021年001号), dated January 22, 2021, by and among Baidu Zaixian, Guangzhou Huaduo and CCB Panyu, as subsequently amended by the Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议) (No. 番建监管易2021年001号-补001号) dated February 7, 2021, the Second Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议二) (No. 番建监管易2021年001号-补002号) dated July 28, 2021, the Third Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议三) (No. 番建监管易2021年001号-补003号) dated March 14, 2022, the Fourth Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议四) (No. 番建监管易2021年001号-补004号) dated September 14, 2023, the Fifth Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议五) (No. 番建监管易2021年001号-补005号) dated March 14, 2024, the Sixth Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议六) (No. 番建监管易2021年001号-补006号) dated July 5, 2024, the Seventh Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议七) (No.番建监管易2021年001号-补007号) dated January 2, 2025, and the Eighth Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议八) in the form attached hereto as Exhibit J-5 and dated on or prior to the date hereof, as may be further amended and supplemented from time to time.

“CIB Shanghai” means the Shanghai Branch of Industrial Bank Co., Ltd. (兴业银行股份有限公司上海分行).

“CIB Shanghai Escrow Account” means the escrow account(s) opened with CIB Shanghai pursuant to the CIB Shanghai Escrow Agreement from time to time.

“CIB Shanghai Escrow Agreement” means the Account Co-Management Agreement (账户共管协议)(NO.DUOWAN-BAIDU-001), dated January 25, 2021, by and among Duowan Entertainment Corp., Baidu (Hong Kong) Limited, and CIB Shanghai, as may be amended and supplemented from time to time.

“Circular 7” means Circular No. 7 on Several Issues of Enterprise Income Tax on Income Arising from Indirect Transfers of Property by Non-resident Enterprises (SAT Bulletin [2015] No. 7) (关于非居民企业间接转让财产企业所得税若干问题的公告(国家税务总局公告2015年笫7号)), dated and effective as of February 3, 2015, including any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof.

“CITIC Guangzhou” means the Guangzhou branch of China CITIC Bank Co., Ltd. (中信银行股份有限公司广州分行).

“CITIC Guangzhou Escrow Account” means the escrow account(s) opened with CITIC Guangzhou pursuant to the CITIC Guangzhou Escrow Agreement from time to time.

“CITIC Guangzhou Escrow Agreement” means the Funds Escrow Agreement (资金监管协议), dated August 27, 2024, by and among Baidu Shidai, Guangzhou Huaduo and CITIC Guangzhou, as subsequently amended by the Supplemental Agreement to the Funds Escrow Agreement (资金监管协议补充协议) in the form attached hereto as Exhibit J-3 and dated on or prior to the date hereof, as may be further amended and supplemented from time to time.

“Claim Notice” shall have the meaning set forth in Section 8.3(a).

“Closing” shall have the meaning set forth in Section 2.4(a).

“Closing Date” means the date on which the Closing occurs.

“Company Fundamental Representations” means the representations and warranties set forth in Section 4.1(a), Section 4.1(b), Section 4.1(c), Section 4.1(d), Section 4.1(e), Section 4.1(f), Section 4.1(g)(i), and Section 4.1(h).

“Confidential Information” shall have the meaning set forth in Section 9.10(a).

“Consideration” shall have the meaning set forth in Section 2.2.

“Contemplated Transactions” means the transactions contemplated by the Transaction Documents.

“Contract” means, as to any Person, a contract, agreement, indenture, note, bond, loan, instrument, lease, mortgage, franchise, license, commitment, purchase order, and other legally binding arrangement, whether written or oral.

“Contributed Assets” means all assets, businesses, rights, Permits, Intellectual Property, Information Technology and data that were already owned by the Target Group Companies as of the Original Signing Date or were contributed or otherwise transferred by (or should have been contributed or otherwise transferred by) the relevant Seller Parties or their Affiliates to the Target Group Companies in accordance with the Restructuring Plan and the Previous SPA.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management of a Person, whether through the ownership of voting securities, by contract, credit arrangement or proxy, as trustee, executor or agent or otherwise.  For purposes of this definition, a Person shall be deemed to Control another Person if such first Person, directly or indirectly, owns or holds more than fifty percent (50%) of the voting Equity Securities in such other Person, or if such first Person, directly or indirectly, is entitled to appoint a majority of the board of directors, managing partner or other similar governing body or position of such other Person.  The terms “Controlled” and “Controls” shall have meanings correlative to the foregoing.

“Encumbrance” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable Law, (b) any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (c) any adverse claim as to title, possession or use.

“Equity Securities” means, with respect to any Person, such Person’s capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests or any options, warrants or other securities that are directly or indirectly convertible into, or exercisable or exchangeable for, such capital stock, membership interests, partnership interests, registered capital, joint venture or other ownership interests (whether or not such derivative securities are issued by such Person).

“Everbright Guangzhou” means the Guangzhou Donghuan branch of China Everbright Bank Co., Ltd. (中国光大银行股份有限公司广州东环分行).

“Everbright Guangzhou Fourth Tranche Escrow Account” means the escrow account(s) opened with Everbright Guangzhou pursuant to the Everbright Guangzhou Fourth Tranche Escrow Agreement from time to time.

“Everbright Guangzhou Fourth Tranche Escrow Agreement” means the Funds Escrow Agreement (资金监管协议 (三方模式)) (GZ共管202402), dated 13 December 2024, by and among Baidu Zaixian, Guangzhou Huaduo and Everbright Guangzhou, as subsequently amended by the Supplemental Agreement to the Funds Escrow Agreement (资金监管协议补充协议) in the form attached hereto as Exhibit J-9 and dated on or prior to the date hereof, as may be amended and supplemented from time to time.

“Everbright Guangzhou Third Tranche Escrow Account” means the escrow account(s) opened with Everbright Guangzhou pursuant to the Everbright Guangzhou Third Tranche Escrow Agreement from time to time.

“Everbright Guangzhou Third Tranche Escrow Agreement” means the Funds Escrow Agreement (资金监管协议 (三方模式)) (GZ共管202401), dated 13 December 2024, by and among Baidu Zaixian, Guangzhou Huaduo and Everbright Guangzhou, as subsequently amended by the Supplemental Agreement to the Funds Escrow Agreement (资金监管协议补充协议) in the form attached hereto as Exhibit J-8 and dated on or prior to the date hereof, as may be amended and supplemented from time to time.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Governmental Authority” means any government or political subdivision thereof, whether on a federal, central, state, provincial, municipal or local level and whether executive, legislative or judicial in nature, including any agency, authority, board, bureau, commission, court, department or other instrumentality thereof and any governing body of any securities exchange.

“Guangfa Guangzhou” means the Guangzhou branch of China Guangfa Bank Co., Ltd. (广发银行股份有限公司广州分行).

“Guangfa Guangzhou Escrow Account” means the escrow account(s) opened with Guangfa Guangzhou pursuant to the Guangfa Guangzhou Escrow Agreement from time to time.

“Guangfa Guangzhou Escrow Agreement” means the Transaction Funds Escrow Agreement (交易资金托管协议) (No. GZTG--2021071418293), dated 30 July 2021, by and among Baidu Shidai, Guangzhou Huaduo and Guangfa Guangzhou, as subsequently amended by (i) the Supplemental Agreement to the Transaction Funds Escrow Agreement (交易资金托管协议补充协议) (No. GZTG-2021071418293-补1) dated 10 May 2023 and (ii) the Second Supplemental Agreement to the Transaction Funds Escrow Agreement (交易资金托管协议补充协议二) in the form attached hereto as Exhibit J-1 and dated on or prior to the date hereof, as may be further amended and supplemented from time to time.

“Guangzhou Huaduo” shall have the meaning set forth in the Preamble.

“Guangzhou Ruicheng” shall have the meaning set forth in the Preamble.

“Guangzhou Yiling” means 广州奕凌网络科技有限公司, a company incorporated with limited liability under the laws of the PRC.

“HK Buyer” shall have the meaning set forth in the Preamble.

“HK Buyer Sale Shares” means one hundred percent (100%) of the issued and outstanding share capital of the WFOE owned by the New WFOE Holdco, being eighty-three percent (83%) of the issued and outstanding share capital of the WFOE.

“HK Company” means Goldenage Technology Investment Group Limited, a company with limited liability incorporated in Hong Kong.

“HKIAC” shall have the meaning set forth in Section 9.1.

“Hong Kong” means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Huaxia Dongguan” means the Dongguan Branch of Huaxia Bank Limited (华夏银行股份有限公司东莞分行).

“Huaxia Dongguan Escrow Account” means the escrow account(s) opened with Huaxia Dongguan pursuant to the Huaxia Dongguan Escrow Agreement from time to time.

“Huaxia Dongguan Escrow Agreement” means the Transaction Funds Supervision Agreement (交易资金监管协议) (No. HXDG001), dated August 18, 2021, by and among Baidu Shidai, Guangzhou Huaduo and Huaxia Dongguan, as subsequently amended by the Supplemental Agreement to the Transaction Funds Supervision Agreement (交易资金监管协议补充协议) (No. 001-补充) dated August 28, 2024, and the Second Supplemental Agreement to the Transaction Funds Supervision Agreement (交易资金监管协议补充协议二) in the form attached hereto as Exhibit J-2 and dated on or prior to the date hereof, as may be further amended and supplemented from time to time.

“Huaxia Shanghai” means the Shanghai Pilot Free Trade Zone Branch of Huaxia Bank Limited (华夏银行股份有限公司上海自贸试验区分行).

“Huaxia Shanghai Escrow Account” means the escrow account(s) opened with Huaxia Shanghai pursuant to the Huaxia Shanghai Escrow Agreement from time to time.

“Huaxia Shanghai Escrow Agreement” means the Transaction Funds Supervision Agreement (交易资金监管协议) (No. shzmq 202309), dated September 12, 2023, by and among Duowan Entertainment Corp., Baidu (Hong Kong) Limited and Huaxia Shanghai, as may be amended and supplemented from time to time.

“In-Scope Products” means the items set forth in Part 2 of Appendix B-7 to the Restructuring Plan.

“Indemnified Party” shall have the meaning set forth in Section 8.2(d).

“Indemnifying Party” shall have the meaning set forth in Section 8.2(d).

“Indemnity Notice” shall have the meaning set forth in Section 8.5.

“Information Technology” means all computer systems, telecommunication systems, software (and the tangible media on which it is stored) and hardware including source and object code, cabling, routers, switched, racks, servers, PCs, laptops, terminals, scanners, printers, all associated peripherals and all other information technology assets, including all documentation relating to the foregoing, (a) owned or used by any of the Target Group Companies or (b) licensed or leased to any of the Target Group Companies.

“Intellectual Property” means any and all (a) patents (including all reissues, divisionals, provisionals, continuations, continuations in part, re-examinations, renewals and extensions thereof), patent applications, and other patent rights, (b) trademarks, service marks, tradenames, brand names, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with all goodwill associated with any of the foregoing and applications, registrations and renewals in connection therewith, (c) copyrights, mask works, and copyrightable works, and all applications, registrations for and renewals in connection therewith, (d) internet domain names, web addresses, web pages, websites and related content, accounts with social media companies and the content found thereon and related thereto, and uniform resource locators, (e) proprietary computer software, including source code, object code and supporting documentation for such computer software, (f) trade secrets and proprietary information, including confidential business information, technical data, customer lists, data collections, methods and inventions (whether or not patentable and where or not reduced to practice), (g) copies and tangible embodiments of any of the foregoing and (h) all other intellectual property, whether or not registrable, in each case, under any Law or statutory provision or common law doctrine in any country.

“Law” or “Laws” means all applicable laws, regulations, rules and Orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, Order, decree or judgment.

“Liabilities” means any and all debts, liabilities, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, and whenever or however arising (including whether arising out of any contract or tort based on negligence or strict liability).

“Losses” shall have the meaning set forth in Section 8.2(a).

“Minsheng Escrow Agreement” means the Funds Escrow Agreement (资金监管协议)（三方模式） (03272024111201), dated 12 November 2024, by and among Baidu Shidai, Guangzhou Huaduo and Minsheng Guangzhou, as subsequently amended by the Supplemental Agreement to the Funds Escrow Agreement (资金监管协议补充协议) in the form attached hereto as Exhibit J-7 and dated on or prior to the date hereof, as may be amended and supplemented from time to time.

“Minsheng Guangzhou” means the Guangzhou branch of China Minsheng Banking Corp., Ltd. (中国民生银行股份有限公司广州分行).

“Minsheng Guangzhou Escrow Account” means the escrow account(s) opened with Minsheng Guangzhou pursuant to the Minsheng Escrow Agreement from time to time.

“MOFCOM” means the Ministry of Commerce of the PRC (中华人民共和国商务部) or its competent local counterparts.

“Mr. Li” shall have the meaning set forth in the Preamble.

“New WFOE Holdco” shall have the meaning set forth in the Preamble.

“Non-Compete Undertaking” means the Non-Compete Undertaking entered into on or about the Relevant Date by and between the Seller Parent, the Seller, the Buyer Parties and the other parties named therein, as amended on or about the date hereof and as may be further amended from time to time.

“Non-Compete Undertaking Provisions” shall have the meaning set forth in Section 6.9.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, command, directive, consent, approval, award, judgment, injunction or other similar determination or finding by, before or under the supervision of any Governmental Authority.

“Ordinary Shares” means the ordinary shares, par value US$1.00 per share, in the share capital of the Target Company.

“Original Signing Date” means November 16, 2020.

“Other Target Entity” means any entity (other than a Target Group Company) owning or operating the Target Business or the Contributed Assets.

“Party” and “Parties” shall have the meaning set forth in the Preamble.

“Payment Amount” means US$239,800,000.

“Permits” means all material licenses, franchises, permits, certificates, approvals or other similar authorizations of any Governmental Authority necessary to own, lease, operate and use its properties and assets or to carry on the Target Business.

“Person” means any natural person, firm, partnership, association, corporation, company, trust, public body or government or other entity of any kind or nature. A reference to any “Person” shall, where the context permits, include such Person’s executors, administrators, legal representatives and permitted successors and assigns.

“PRC” means the People’s Republic of China, but for purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Previous SPA” shall have the meaning set forth in the Recitals.

“Previous SPA Claims” means any action, cause of action, claim, suit, dispute, litigation, arbitration or proceeding, in any jurisdiction, whether known or unknown to the Parties, in law or in equity, existing now or in the future, arising out of or in any way connected with the Previous SPA or any other Previous Transaction Documents (but excluding the Non-Compete Undertaking), including any purported breaches or termination thereof.

“Previous Transaction Documents” means the “Transaction Documents” as such term is defined in the Previous SPA (including, without limitation, the Extension Agreement dated April 1, 2022, by and between the Buyer and the Seller).

“Relative” of a natural person means such Person’s spouse, parents, children and siblings, whether by blood, marriage or adoption.

“Relevant Date” means February 8, 2021.

“Relevant PRC Tax Authority” shall have the meaning set forth in Section 6.1(b).

“Reporting Agent” shall have the meaning set forth in Section 6.1(b).

“Representatives” of a Person means such Person’s Affiliates, including the Affiliates’ respective directors, officers and employees, independent contractors, representatives, agents and other Persons acting on their behalf.

“Restructuring” means, collectively, all transactions expressly contemplated by the Restructuring Plan.

“Restructuring Plan” means the Restructuring Plan attached to the Previous SPA as Exhibit B; provided that for purposes of this Agreement, all references in the Restructuring Plan to “Closing” or “Closing Date” and similar expressions shall be deemed to refer to the Relevant Date.

“RMB Escrow Accounts” means, collectively, the Guangfa Guangzhou Escrow Account, the Huaxia Dongguan Escrow Account, the CITIC Guangzhou Escrow Account, the Agbank Panyu Escrow Account, the CCB Panyu Third Tranche Escrow Account, and the CCB Panyu Fourth Tranche Escrow Account, the Minsheng Guangzhou Escrow Account, the Everbright Guangzhou Third Tranche Escrow Account and the Everbright Guangzhou Fourth Tranche Escrow Account, and each of the foregoing shall be an “RMB Escrow Account.”

“RMB Escrow Agents” means each of Guangfa Guangzhou, Huaxia Dongguan, CITIC Guangzhou, Agbank Panyu, CCB Panyu, Minsheng Guangzhou and Everbright Guangzhou, and each of the foregoing shall be an “RMB Escrow Agent.”

“RMB Escrow Aggregate Principal Amount” means RMB10,359,168,000, being the RMB equivalent of US$1,600,000,000 at the “Agreed Exchange Rate” defined in the Previous SPA.

“RMB Escrow Agreements” means, collectively, the Guangfa Guangzhou Escrow Agreement, the Huaxia Dongguan Escrow Agreement, the CITIC Guangzhou Escrow Agreement, the Agbank Panyu Escrow Agreement, the CCB Panyu Third Tranche Escrow Agreement, the CCB Panyu Fourth Tranche Escrow Agreement, the Minsheng Escrow Agreement, the Everbright Guangzhou Third Tranche Escrow Agreement and the Everbright Guangzhou Fourth Tranche Escrow Agreement, and each of the foregoing shall be an “RMB Escrow Agreement.”

“Sale Shares” means, collectively and without duplication, the Buyer Sale Shares and the HK Buyer Sale Shares.

“SAMR” means the State Administration for Market Regulation of the PRC (中华人民共和国国家市场监督管理总局) or its competent local counterparts.

“Seller” shall have the meaning set forth in the Preamble.

“Seller Bank Account 1” means the bank account set forth in Schedule I-1.

“Seller Bank Account 2” means the bank account set forth in Schedule I-2.

“Seller Bank Account 3” means the bank account set forth in Schedule I-3.

“Seller Bank Account 4” means the bank account set forth in Schedule I-4.

“Seller Parent” shall have the meaning set forth in the Preamble.

“Seller Parties” shall have the meaning set forth in the Preamble.

“Seller Release Effective Date” means the date on which the Buyer Parties have fully performed their obligations set forth in Section 2.5 and Section 2.6.

“Seller Releasing Parties” shall have the meaning set forth in Section 6.3(a).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, which is Controlled by such Person.  For the avoidance of doubt, a “variable interest entity” Controlled by a Person shall be deemed to be a Subsidiary of such Person.

“Target Business” means (i) the PRC domestic video-based entertainment live streaming business, (ii) business of operating each of the In-Scope Products on the PC platform, the mobile platform and new social media platforms, (iii) the business of operating the end-to-end R&D back-end platform (研发端对端后台) and customer service for the In-Scope Products, and (iv) the business of operating any middle-platform general capacities (中台通用能力) or basic services (基础服务) that currently are primarily used in, primarily related to or essential to any In-Scope Product.

“Target Business Confidential Information” shall have the meaning set forth in Section 6.5.

“Target Business Entity” means any Target Group Company and any of the Seller Parties and their Affiliates to the extent it owns or operates any Target Business or Contributed Assets.

“Target Company” shall have the meaning set forth in the Preamble.

“Target Group Companies” means (i) the Target Company, the New WFOE Holdco and all of their respective Subsidiaries from time to time, and (ii) any other entity that, prior to the Relevant Date became, or is required by the Restructuring Plan to become, a Subsidiary of the Target Company or the New WFOE Holdco.

“Tax” means any tax, duty, deduction, withholding, impost, levy, fee, assessment or charge of any nature whatsoever (including income, franchise, value added, sales, use, excise, stamp, customs, documentary, transfer, withholding, property, capital, employment, payroll, ad valorem, net worth or gross receipts taxes and any social security, unemployment or other mandatory contributions) imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other Governmental Authority and any interest, addition to tax, penalty, surcharge or fine in connection therewith, including any obligations to indemnify or otherwise assume, bear or succeed to the liability of any other Person with respect to any of the foregoing items by virtue of any Laws or contractual arrangements.

“Tax Authority” means any Governmental Authority responsible for the imposition of any Tax.

“Tax Escrow Accounts” means, collectively, the CIB Shanghai Escrow Account and the Huaxia Shanghai Escrow Account, and each of the foregoing shall be a “Tax Escrow Account.”

“Tax Escrow Agents” means, collectively, CIB Shanghai and Huaxia Shanghai, each of whom shall be a “Tax Escrow Agent.”

“Tax Escrow Agreements” means, collectively, the CIB Shanghai Escrow Agreement and the Huaxia Shanghai Escrow Agreement, and each of the foregoing shall be a “Tax Escrow Agreement.”

“Tax Escrow Amount” means an amount in U.S. Dollar cash equal to US$288,000,000 in the Tax Escrow Accounts.

“Tax Escrow Release Amount” a portion of the Tax Escrow Amount equal to US$120,000,000.

“Tax Escrow Release Amount Interest” shall have the meaning set forth in Section 2.6(c).

“Term Sheet Escrow Account” means the “Escrow Account” as defined in the Term Sheet Escrow Agreement.

“Term Sheet Escrow Agent” means Citibank, N.A., Hong Kong Branch.

“Term Sheet Escrow Agreement” means the Escrow Agreement, dated October 27, 2020, by and between Baidu Holdings Limited, Duowan Entertainment Corporation and the Term Sheet Escrow Agent, as amended.

“Term Sheet Escrow Amount” means an amount in U.S. Dollar cash equal to US$80,000,000, being the amount deposited by an Affiliate of the HK Buyer in the Term Sheet Escrow Account and subsequently released to Seller Parent, the designee of the Seller, on or about the Relevant Date.

“Third Party Claim” shall have the meaning set forth in Section 8.3(a).

“Transaction Documents” means, collectively, this Agreement and any other agreements, documents or instruments delivered pursuant hereto, and any other document designated as a Transaction Document by mutual written agreement of the Buyer and the Seller. For avoidance of any doubt, none of the Previous SPA and the other Previous Transaction Documents is a Transaction Document.

“TSA Escrow Account” means the escrow account opened and operated in accordance with the TSA Escrow Agreement.

“TSA Escrow Agent” means that certain reputable domestic banking institution selected by the Seller and reasonably acceptable to the Buyer.

“TSA Escrow Agreement” means that certain escrow agreement that was entered into by an Affiliate of the Buyer, an Affiliate of the Seller, and the TSA Escrow Agent.

“TSA Escrow Amount” means an amount in RMB cash equal to RMB200,000,000.

“US GAAP” means the generally accepted accounting principles in the United States.

“WFOE” means 广州熙凌科技有限公司, a company incorporated with limited liability under the laws of the PRC.

Section 1.2Interpretation.  Unless the express context otherwise requires:

(a)the words “hereof,” “hereby,” “hereto,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b)any statement that is qualified by “to the knowledge of” any Person or any similar expression is deemed to be given by reference to the knowledge of such Person after due and diligent inquiries of the Representatives, Subsidiaries and Affiliates of such Person; provided, however, that “to the knowledge of Mr. Li” means the actual knowledge of Mr. Li after due inquiry;

(c)the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d)any references herein to “USD”, “US$”, “$” or “U.S. Dollars” are to United States Dollars, the lawful currency of the United States, and any references herein to “RMB” are to PRC Renminbi, the lawful currency of the People’s Republic of China;

(e)any references herein to a specific Section, Schedule or Exhibit or to the Recitals or Preamble shall refer, respectively, to Sections, Schedules, Exhibits, Recitals or Preamble of this Agreement, unless otherwise specified;

(f)wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g)references herein to any gender shall include each other gender as the context requires;

(h)the word “or” shall not be exclusive;

(i)references to “written” or “in writing” include in electronic form;

(j)the Parties have each participated in the negotiation and drafting of this Agreement and if an ambiguity or question of interpretation should arise, this Agreement shall be construed as if drafted jointly by the Parties and no presumption of burden of proof shall arise favoring or burdening any Party by virtue of the authorship of any provision in this Agreement;

(k)reference to any Person includes such Person’s successors and permitted assigns;

(l)any reference to “days” shall mean calendar days unless Business Days are expressly specified;

(m)when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day;

(n)any reference to any Law shall be deemed to refer to the applicable Law in effect as of the date hereof (unless the applicable Law addressed matters as of an earlier date, in which case, applicable Law shall be deemed to mean the applicable Law in effect as of that date); and

(o)any reference in this Agreement to any agreement or instrument (other than any disclosure schedule) is a reference to that agreement or instrument as amended, novated or supplemented.

ARTICLE II

Sale and Purchase

Section 2.1Transfer of the Sale Shares.  On the terms and subject to the conditions set forth herein, at the Closing (except to the extent already performed prior to the Closing, whether pursuant to the Previous SPA or otherwise):

(a)the Seller shall, and each of the Seller Parties shall cause the Seller to, transfer to the Buyer, and the Buyer shall, and each of the Buyer Parties shall cause the Buyer to, accept from the Seller, the Buyer Sale Shares and all rights and privileges attaching thereto, free of Encumbrances; and

(b)the New WFOE Holdco shall, and each of the Seller Parties shall cause the New WFOE Holdco to, transfer to the HK Buyer, and the HK Buyer shall, and each of the Buyer Parties shall cause the HK Buyer to, accept from the New WFOE Holdco, the HK Buyer Sale Shares and all rights and privileges attaching thereto, free of Encumbrances.

Section 2.2Consideration.  The aggregate consideration for the sale and purchase of the Sale Shares (the “Consideration”) shall be a cash amount in U.S. Dollar equal to US$2,102,083,102.84, to be paid on the terms and subject to the conditions set forth herein.

Section 2.3[Reserved].

Section 2.4Closing.

(a)The transactions contemplated by this Agreement shall take place at a closing (the “Closing”) by the remote exchange of documents on the date hereof immediately after the execution and delivery of this Agreement, or at such other time and place as the Buyer and the Seller may agree in writing.

(b)All proceedings to be taken and all documents to be executed and delivered by all Parties at the Closing pursuant to Section 2.5 shall be deemed to have been taken and executed simultaneously, and none of such proceedings shall be deemed taken, and none of such documents shall be deemed executed and delivered, unless and until all such proceedings are taken and all such documents are executed and delivered by all Parties.

Section 2.5Closing Delivery.  At the Closing, except to the extent already performed by the relevant Parties (whether pursuant to the Previous SPA or otherwise) prior to the Closing:

(a)Deliveries by the Seller Parties.

(i)The Seller shall transfer the Buyer Sale Shares to the Buyer by executing an instrument of transfer dated no later than the Closing Date and in the form attached hereto as Exhibit D-1,

(ii)The New WFOE Holdco shall transfer the HK Buyer Sale Shares to the HK Buyer by executing a short-form equity interest transfer agreement dated no later than the Closing Date and in the form attached hereto as Exhibit D-2,

(iii)Guangzhou Ruicheng shall transfer 100% of the equity interest in Guangzhou Yiling to an onshore entity designated by the Buyer by executing a short-form equity interest transfer agreement dated no later than the Closing Date and in the form attached hereto as Exhibit D-2; and

(iv)the Seller shall (x) deliver or cause to be delivered to the Buyer and the HK Buyer the register of members of the Target Company, reflecting that the Buyer is the holder of the Buyer Sale Shares and the sole shareholder of the Target Company (provided that the Buyer shall provide reasonable cooperation in liaising with the Target Company’s registered office provider), (y) complete and execute all such documents and filings that are necessary for the amendment registration and/or record filing with the SAMR to record (A) the transfer of the HK Buyer Sale Shares to the HK Buyer and (B) the transfer of 100% of the equity interest in Guangzhou Yiling to an onshore entity designated by the Buyer, and (z) deliver or cause to be delivered to the Buyer and the HK Buyer the register of members of each of the WFOE and Guangzhou Yiling, reflecting that (A) the HK Buyer is the holder of the HK Buyer Sale Shares, and (B) an onshore entity designated by the Buyer is the holder of the 100% equity interest in Guangzhou Yiling and the sole shareholder of Guangzhou Yiling.

(b)Deliveries by the Buyer Parties.  The HK Buyer shall duly countersign the documents specified in Section 2.5(a)(ii) and Section 2.5(a)(iii) and, to the extent applicable, Section 2.5(a)(iv)(y) and deliver such countersigned documents to the Seller Parties.

(c)Closing Checklist.  Notwithstanding the foregoing provisions of this Section 2.5, the Seller Parties and the Buyer Parties may, concurrently with the execution and delivery of this Agreement, mutually agree in writing (which may be in the form of email confirmations from their respective counsel citing this Section 2.5(c)) on a checklist that includes the specific documents and signatures required to be delivered by the Seller Parties and the Buyer Parties at the Closing for purposes of satisfying this Section 2.5, and the delivery by or on behalf of the Seller Parties or the Buyer Parties (as applicable) of all of the documents and signatures specified on such checklist as to be delivered by or on behalf of the Seller Parties or the Buyer Parties (as applicable) at the Closing for purposes of satisfying this Section 2.5 shall be deemed full performance and discharge of the Seller Parties’ or the Buyer Parties’ (as applicable) obligations under the foregoing provisions of this Section 2.5.

Section 2.6Additional Closing Deliverables.

(a)Payment by the Buyer Parties. At the Closing and immediately after the full performance by the Parties of their respective obligations set forth in Section 2.5,

the Buyer Parties shall pay or cause to be paid to the Seller the Payment Amount by wire transfer of immediately available funds in USD to the Seller Bank Account 1 and provide a Seller Party with a MT103 SWIFT message evidencing such payment.

(b)RMB Escrow Joint Deliveries. At the Closing and immediately after the provision of the SWIFT message evidencing payment of the Payment Amount in accordance with Section 2.6(a), each of the Seller Parties and the Buyer Parties shall (or shall cause its applicable Affiliates to) deliver all additional confirmations to and fulfill all procedures required by the RMB Escrow Agents (whether oral or written, whether remote or physical, including fulfilling all telephone callback procedures and/or causing designated persons to physically appear and stand by at the RMB Escrow Agents’ place of business, in each case as the RMB Escrow Agents may require) to effect the full release of the amounts in the RMB Escrow Accounts to (x) the Buyer Parties or their designees (in respect to all RMB Escrow Accounts other than the Everbright Guangzhou Third Tranche Escrow Account) and (y) the Buyer Parties and the Seller Parties or their respective designees (in respect of the Everbright Guangzhou Third Tranche Escrow Account; for the avoidance of doubt, a total amount equal to the total interest accrued in the RMB Escrow Accounts through the date immediately prior to the Closing Date multiplied by a ratio of 2.398/16, shall be released to the Seller Bank Account 2 and all remaining balances in the Everbright Guangzhou Third Tranche Escrow Account shall be released to the Buyer Parties or their designees), in each case in accordance with the applicable joint written instructions to the RMB Escrow Agents.

(c)Tax Escrow Joint Deliveries. At the Closing and immediately after the provision of the SWIFT message evidencing payment of the Payment Amount in accordance with Section 2.6(a), the Seller Parties and the Buyer Parties shall (or shall cause their respective applicable Affiliates to) deliver to the Tax Escrow Agents (x) a duly executed joint written instruction to release to the Seller Bank Account 3 an aggregate amount equal to the Tax Escrow Release Amount, and (y) a duly executed joint written instruction to release to the Seller Bank Account 4 an amount equal to US$16,998,226.39 (the “Tax Escrow Release Amount Interest”), and deliver all additional confirmations to and fulfill all procedures required by the Tax Escrow Agents (whether oral or written, whether remote or physical, including fulfilling all telephone callback procedures and/or causing designated persons to physically appear and stand by at the Tax Escrow Agents’ place of business, in each case as the Tax Escrow Agents may require) to effect the releases specified in subsections (x) and (y) of this Section 2.6(c).

(d)Submission of the SAMR Documents.  At the Closing and immediately after the provision of the SWIFT message evidencing payment of the Payment Amount in accordance with Section 2.6(a), the Seller and the Buyer shall jointly submit or cause to be submitted to the SAMR the documents referred to in Section 2.5(a)(iv).

Section 2.7Same-Day Escrow Release

(a)The Parties have in good faith discussed with each other and with the RMB Escrow Agents and Tax Escrow Agents on their  detailed requirements and the related logistical arrangements necessary for the funds in the Tax Escrow Accounts (with respect to the Tax Escrow Release Amount) and the RMB Escrow Accounts to be released by the Tax Escrow Agents and the RMB Escrow Agents in accordance with this Agreement on the date hereof, the same day on which the joint written instructions specified in Section 2.6(b) and Section 2.6(c) are delivered. The Parties are entering into this Agreement on the basis and with the expectation of such same-day escrow release.

(b)Each of the Seller Parties and the Buyer Parties confirms that it has (or has caused its respective applicable Affiliates to), prior to the date hereof, executed and delivered the documents listed below in this Section 2.7 to the applicable RMB Escrow Agents:

(i)the Second Supplemental Agreement to the Transaction Funds Escrow Agreement (交易资金托管协议补充协议二) in the form attached hereto as Exhibit J-1, and joint written instructions, to Guangfa Guangzhou;

(ii)the Second Supplemental Agreement to the Transaction Funds Supervision Agreement (交易资金监管协议补充协议二) in the form attached here to as Exhibit J-2, and joint written instructions, to Huaxia Dongguan;

(iii)the Supplemental Agreement to the Funds Escrow Agreement (资金监管协议之补充协议) in the form attached hereto as Exhibit J-3, and joint written instructions, to CITIC Guangzhou;

(iv)the Seventh Supplemental Agreement to the Funds Supervision Agreement (资金监管协议之补充协议七) in the form attached hereto as Exhibit J-4, and joint written instructions, to Agbank Panyu;

(v)the Eighth Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议八) in the form attached hereto as Exhibit J-5, and joint written instructions, to CCB Panyu;

(vi)the Fifth Supplemental Agreement to the China Construction Bank Easy Supervision Product Cooperation Agreement (中国建设银行股份有限公司监管易产品合作协议之补充协议五) in the form attached hereto as Exhibit J-6, and joint written instructions, to CCB Panyu;

(vii)the Supplemental Agreement to the Funds Escrow Agreement (资金监管协议之补充协议) in the form attached hereto as Exhibit J-7, and joint written instructions, to Minsheng Guangzhou;

(viii)the Supplemental Agreement to the Funds Escrow Agreement (资金监管协议之补充协议) in the form attached hereto as Exhibit J-8, and joint written instructions, to Everbright Guangzhou; and

(ix)the Supplemental Agreement to the Funds Escrow Agreement (资金监管协议之补充协议) in the form attached hereto as Exhibit J-9, and joint written instructions, to Everbright Guangzhou.

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1Representations and Warranties of the Seller Parties.  Each of the Seller Parties hereby, jointly and severally, represents and warrants to each Buyer Party, the following as of the date hereof and as of the Closing Date (except for such representations and warranties that speak as of a specified date, in which case, such representations and warranties shall be deemed to be made only as of such specified date):

(a)Authority.  Each of the Seller Parties has full power and authority to enter into, execute and deliver each Transaction Document to which it is or will be a party and to perform its obligations thereunder.  The execution and delivery by each of the Seller Parties of each Transaction Document to which it is or will be a party and the performance by it of its obligations thereunder have been duly authorized by all requisite actions on its part.

(b)Valid Agreement.  Each Transaction Document to which any of the Seller Parties is or will be a party has been or will be duly executed and delivered by such party and constitutes, or when executed and delivered in accordance herewith will constitute, legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)Non-Contravention; Litigation.  Neither the execution and delivery of each Transaction Document to which any of the Seller Parties is or will be a party nor the consummation of any of the Contemplated Transactions will (i) violate any organizational document of such Seller Party or violate any Law or Order to which such Seller Party is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Seller Party is a party, by which such Seller Party is bound or to which any of the assets of such Seller Party are subject, except in the case of sub-clause (ii) above, as would not, individually or in the aggregate, materially and adversely affect the ability of any of the Seller Parties to consummate the Contemplated Transactions.  There is no Action pending or, to the knowledge of the Seller Parties, threatened in writing against any Seller Party that (i) seeks to invalidate this Agreement or the right of any Seller Party to enter into each Transaction Document to which it/he is or will be a party or to consummate the Contemplated Transactions, or (ii) would, individually or in the aggregate, materially and adversely affect the ability of any of the Seller Parties to consummate the Contemplated Transactions.

(d)Consents and Approvals.  None of the execution and delivery of any Transaction Document to which any Seller Party is or will be a party, the consummation of any of the Contemplated Transactions nor the performance by any Seller Party of each Transaction Document to which such Seller Party is or will be a party in accordance with its terms requires any consent, approval, order, license or authorization of, registration, certificate, declaration or filing with or notice to any Governmental Authority or any other Person (each, an “Authorization”) on the part of any Seller Party or its Affiliates, except (i) the filings and registrations with SAMR and MOFCOM in connection with the Contemplated Transactions,  (ii) for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (iii) as would not, individually or in the aggregate, materially and adversely affect the ability of any of the Seller Parties to consummate the Contemplated Transactions.

(e)Ownership of Sale Shares.  As of the date immediately preceding the Relevant Date, the Seller was the record and beneficial owner of the Buyer Sale Shares, free and clear of all Encumbrances. The New WFOE Holdco is the record and beneficial owner of the HK Buyer Sale Shares, free and clear of all Encumbrances.

(f)Due Formation.  Each Seller Party is duly formed, validly existing and in good standing in its jurisdiction of organization, and has all requisite power and authority to carry on its business as it is currently being conducted.

(g)Capitalization.

(i)As of the Original Signing Date and the Relevant Date, (1) the authorized share capital of the Target Company was US$50,000 divided into a total of 50,000 Ordinary Shares, 50,000 of which were issued and outstanding and owned, directly or indirectly through wholly-owned subsidiaries, by the Seller; (2) all of the outstanding Equity Securities in the Target Company were duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (other than Encumbrances created hereunder); and (3) except as set forth in sub-clause (1), (A) there are no outstanding Equity Securities in the Target Company, (B) no Equity Securities in the Target Company are subject to any preemptive rights, rights of first refusal or first offer or other rights to purchase such Equity Securities or any other rights with respect to such Equity Securities (except as provided hereunder), (C) the Target Company is not a party or subject to any Contract that affects or relates to the voting or giving of written consents with respect to any Equity Securities in the Target Company, (D) there are no obligations, contingent or otherwise, of the Target Company to issue, repurchase, redeem or otherwise acquire any Equity Securities, and (E) there are no dividends that have accrued or been declared but are unpaid by the Target Company.

(h)Due Delivery.  The HK Buyer Sale Shares, when delivered to and paid for by the Buyer Parties pursuant to this Agreement, will be fully paid and non-assessable, free and clear of all Encumbrances. Upon delivery and entry into the register of members of the WFOE of the HK Buyer Sale Shares, the HK Buyer shall have good and valid title to the HK Buyer Sale Shares, free and clear of all Encumbrances.

Section 4.2Representations and Warranties of the Buyer Parties.  Each of the Buyer Parties hereby jointly and severally represents and warrants to each of the Seller Parties the following as of the date hereof and as of the Closing Date:

(a)Authority.  Each of the Buyer Parties has full power and authority to enter into, execute and deliver each Transaction Document to which it is or will be a party and to perform its obligations thereunder.  The execution and delivery by each of the Buyer Parties of each Transaction Document to which it is or will be a party and the performance by it of its obligations thereunder have been duly authorized by all requisite actions on its part.

(b)Valid Agreement.  Each Transaction Document to which any of the Buyer Parties is or will be a party has been or will be duly executed and delivered by such party and constitutes, or when executed and delivered in accordance herewith will constitute, legal, valid and binding obligations of such party, enforceable against such party in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)Non-Contravention; Litigation.  Neither the execution and delivery of each Transaction Document to which any of the Buyer Parties is or will be a party nor the consummation of any of the Contemplated Transactions will (i) violate any provision of the organizational documents of such Buyer Party or violate any Law or Order to which such Buyer Party is subject or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under or create in any party the right to accelerate, terminate, modify or cancel any Contract to which such Buyer Party is a party, by which such Buyer Party is bound or to which any of the Buyer’s assets are subject, except, in the case of sub-clause (ii) above, as would not, individually or in the aggregate, materially and adversely affect the ability of any of the Buyer Parties to consummate the Contemplated Transactions.  There is no Action pending or, to the knowledge of the Buyer Parties, threatened against any Buyer Party that (i) seeks to invalidate this Agreement or the right of any Buyer Party to enter into this Agreement or to consummate the Contemplated Transactions, or (ii) would, individually or in the aggregate, materially and adversely affect the ability of any of the Buyer Parties to consummate the Contemplated Transactions.

(d)Consents and Approvals.  None of the execution and delivery of each Transaction Document to which any Buyer Party is a party, the consummation by any Buyer Party of any of the Contemplated Transactions nor the performance by any Buyer Party of each Transaction Document to which such Buyer Party is a party in accordance with its terms requires any Authorization on the part of any Buyer Party or its Affiliates, except (i) for compliance with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, or (ii) as would not, individually or in the aggregate, materially and adversely affect the ability of any of the Seller Parties to consummate the Contemplated Transactions.

Section 4.3Representations and Warranties of Mr. Li.  Mr. Li hereby represents and warrants to each Buyer Party the following as of the date hereof and as of the Closing Date:

(a)Authority.  Mr. Li has full power and authority to enter into, execute and deliver each Transaction Document to which he is or will be a party and to perform his obligations thereunder.

(b)Valid Agreement.  Each Transaction Document to which Mr. Li is or will be a party has been or will be duly executed and delivered by such party and constitutes, or when executed and delivered in accordance herewith will constitute, his legal, valid and binding obligations, enforceable against him in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, moratorium and other Laws of general application affecting enforcement of creditors’ rights generally and (ii) Laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c)Non-Contravention; Litigation.  Neither the execution and delivery of each Transaction Document to which Mr. Li is or will be a party nor the consummation of any of the Contemplated Transactions will conflict with, result in a breach of, constitute a default under, result in the acceleration of or creation of an Encumbrance under or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Mr. Li is a party, by which Mr. Li is bound or to which any of the assets of Mr. Li are subject, except as would not, individually or in the aggregate, materially and adversely affect the ability of Mr. Li to perform his obligations hereunder and thereunder.  There is no Action pending or, to the knowledge of Mr. Li, threatened in writing against Mr. Li that (i) seeks to invalidate this Agreement or the right of Mr. Li to enter into each Transaction Document to which he is or will be a party or to perform his obligations hereunder and thereunder, or (ii) would, individually or in the aggregate, materially and adversely affect the ability of Mr. Li to perform his obligations hereunder and thereunder.

(d)Consents and Approvals.  None of the execution and delivery of any Transaction Document to which Mr. Li is or will be a party, the performance of his obligations hereunder and thereunder nor the performance by Mr. Li under each Transaction Document to which he is or will be a party in accordance with its terms requires any Authorization on the part of Mr. Li, except as would not, individually or in the aggregate, materially and adversely affect the ability of Mr. Li to perform his obligations hereunder.

ARTICLE V

Covenants

Section 5.1[Reserved].

Section 5.2Previous SPA.  Each of the Parties, on its/his own behalf and on behalf of its/his successors, assigns and Affiliates and any other Person that may claim by, through or under such Party, agrees and acknowledges that the Previous SPA is no longer in force, other than Article IX of the Previous SPA and all provisions of the Previous SPA necessary for the interpretation thereof.

Section 5.3[Reserved].

Section 5.4[Reserved].

Section 5.5[Reserved].

Section 5.6Publicity.  The Buyer Parties, the Seller Parties and the Target Company shall coordinate all publicity relating to the Contemplated Transactions. No Party shall issue any press release or other public disclosure relating to this Agreement or the Contemplated Transactions without the prior consent of the other Parties; provided that to the extent that a Party is required by applicable Law or applicable stock exchange rules to issue a press release or other public disclosure, such Party may issue such press release or other public disclosure without the consent of the other Parties, so long as such Party promptly consults with the other Parties in advance and considers in good faith their comments on such press release or other public disclosure prior to issuing the same.

Section 5.7Regulatory Matters.  Neither any Seller Party nor its Affiliates shall, in connection with the necessary regulatory matters for Contemplated Transactions and/or the transactions contemplated in the Previous SPA, initiate or make any complaint or filing with any PRC Governmental Authority; provided that the foregoing shall not be deemed to prevent any Seller Party or its Affiliates from responding to written or verbal query from any PRC Governmental Authority, or from making filings and communicating with the relevant PRC Governmental Authorities solely in relation to the transfer of the equity interests as contemplated by Section 2.5(a), or pursuant to Section 6.1. If any Seller Party or any of its Affiliates receives any notice, letter or other written or verbal query from or is otherwise contacted by any PRC Governmental Authority in relation to regulatory matters for the Contemplated Transactions and/or the transactions contemplated in the Previous SPA, to the extent permitted by applicable Laws and not prohibited by the relevant PRC Governmental Authority, the Seller Party shall, promptly (and in any event within two (2) Business Days) after responding to the PRC Governmental Authority, provide to the Buyer copies of all written communications received from the PRC Governmental Authority (or, if such query was verbal, a summary of such verbal query received from the PRC Governmental Authority), and written response sent to the PRC Governmental Authority (or, if such response was verbal, a summary of such verbal response given to the PRC Governmental Authority). The Buyer shall promptly (and in any event within two (2) Business Days) notify the Seller once any ongoing investigation or inquiry by a PRC Governmental Authority against any Buyer Party or otherwise relating to the Contemplated Transactions and/or transactions contemplated in the Previous SPA is definitively concluded. The Buyer Parties agree to be responsible for any penalty that the PRC Governmental Authority may assess against any Buyer Party or any of its Affiliates in respect of the Contemplated Transactions and/or the transactions contemplated in the Previous SPA, and none of the Seller Parties or their Affiliates shall have any liability or obligation to the Buyer Parties for any such penalty.

ARTICLE VI

ADDITIONAL COVENANTS

Section 6.1Tax Filings.

(a)The Parties hereby acknowledge, covenant and agree that (i) the Buyer Parties shall have no obligation to pay any Tax of any nature that is required by applicable Laws to be paid by any Seller Party or any of its Affiliates or any of their respective direct and indirect partners, members and shareholders arising out of the sale and purchase of the Sale Shares, and (ii) the Seller Parties agree to jointly and severally bear and pay any Tax of any nature that is required by applicable Laws to be paid by any Seller Party or any of its Affiliates or any of their respective direct and indirect partners, members and shareholders arising out of the sale and purchase of the Sale Shares.

(b)The Seller Parties shall engage and authorize a big-four accounting firm (or another external consultant or advisor reasonably acceptable to the Buyer) (the “Reporting Agent”) to, and shall cause the Reporting Agent to, within the legally required time limit after the Closing, duly make with the applicable PRC Tax Authority (the “Relevant PRC Tax Authority”) the relevant Tax reporting pursuant to and in accordance with the requirements of Circular 7 in connection with the Contemplated Transactions, and shall (i) permit the Buyer Parties to make a joint reporting with the Seller Parties in respect of the Contemplated Transactions if the Buyer Parties so elect and shall procure that the Reporting Agent promptly shares copies of any relevant draft reporting documents with the Buyer (or its advisor) to allow the Buyer a reasonable opportunity to comment, (ii) allow a representative of the Buyer or its advisor to attend any meetings or discussions between any Seller Party and any of their advisors on the one hand and any Relevant PRC Tax Authority on the other hand in relation to the Contemplated Transactions and (iii) promptly provide the Buyer with adequate evidence that such Tax reporting has been made in accordance with applicable Laws (it being agreed that, for all purposes of this Agreement, either of the following shall be deemed reasonable evidence: (x) an acknowledgement or receipt in respect of the reporting by or on behalf of Seller Parties issued by the Relevant PRC Tax Authority or the original signature of an official of the Relevant PRC Tax Authority on the duplicate of the reporting documents submitted by or on behalf of Seller Parties; or (y) an original written confirmation issued by the Reporting Agent, attaching a copy of the reporting made and confirming the Reporting Agent has submitted the reporting on behalf of the Seller Parties with the Relevant PRC Tax Authority in accordance with this Section 6.1(b), and confirming that the Relevant PRC Tax Authority does not issue, and has not issued, any acknowledgement or receipt in respect of the reporting). The Seller Parties shall promptly submit, or cause the Reporting Agent to submit, all documents supplementally requested by the Relevant PRC Tax Authority (having incorporated any reasonable comments from the Buyer) within the timeframe requested by the Relevant PRC Tax Authority in connection with such Tax reporting with a copy delivered to the Buyer. The Seller Parties shall ensure that all information or materials submitted to the Relevant PRC Tax Authority in connection with any Tax reporting by or on behalf of the Seller Parties are true, accurate, complete and not misleading.

(c)The Seller Parties shall cause the Reporting Agent to follow up, on a monthly basis, with the Relevant PRC Tax Authority on the Tax reporting of the Seller Parties and shall respond to any requests by the Relevant PRC Tax Authority for additional information or materials (having incorporated any reasonable comments from the Buyer) and to give monthly updates to the Buyer as to any development in the assessment of any Taxes by the Relevant PRC Tax Authority.

(d)Upon the receipt by the Buyer Parties from the Seller Parties of (i) one or more Acceptable Tax Receipts evidencing full payment of the Circular 7 Tax in connection with the sale and purchase of the Sale Shares or (ii) an Acceptable Tax Authority Confirmation, the Seller Parties and the Buyer Parties shall (or shall cause their respective applicable Affiliates to) (x) deliver a joint written instruction to the Tax Escrow Agent as soon as practicable (but in any event within five (5) Business Days) to release to the Seller (or its designee) all the then remaining balance (including any and all principal and interest) in the Tax Escrow Accounts and (y) deliver all additional confirmations to and fulfill all procedures required by the Tax Escrow Agents (whether oral or written, whether remote or physical, including fulfilling all telephone callback procedures and/or causing designated persons to physically appear and stand by at the Tax Escrow Agents’ place of business, in each case as the Tax Escrow Agents may require) to effect such releases.

(e)Promptly after the Seller Parties obtain any Acceptable Tax Evidence, the Seller Parties shall provide the Buyer Parties with a copy of the Acceptable Tax Evidence, and copies of all documents submitted to and filings made with the Relevant PRC Tax Authority.

Section 6.2[Reserved].

Section 6.3General Release.

(a)Effective on Seller Release Effective Date, each of the Seller Parties and Mr. Li, on its/his own behalf and on behalf of its/his successors, assigns and

Affiliates and any other Person that may claim by, through or under such Seller Party (collectively, the “Seller Releasing Parties”), hereby:

(i)unconditionally and irrevocably waives, releases, acquits and forever discharges each Target Group Company and each Other Target Entity and each of their respective present and former officers, directors, managers, employees and other agents or Representatives, and the Target Business and the Contributed Assets, from any and all Liabilities of any kind or nature whatsoever since the beginning of time, except, solely in the case of the Other Target Entities, any Liability that did not arise out of their ownership or operation of (x) the Target Business or (y) the Contributed Assets;

(ii)unconditionally and irrevocably waives, releases, acquits and forever discharges each Buyer Party and its respective present and former officers, directors, managers, employees and other agents or Representatives from any and all Previous SPA Claims of any kind or nature whatsoever since the beginning of time;

(iii)agrees to procure that no Seller Releasing Party will bring or voluntarily participate in or assist any Action that relates to any matter released pursuant to this Section 6.3(a); and

(iv)acknowledges, agrees, covenants and confirms that if any Previous SPA Claim is brought in any jurisdiction or in any tribunal or other body, this Section 6.3(a) is intended to be and shall be a complete defence thereto and discharge therefrom.

Notwithstanding the foregoing, the Seller Releasing Parties do not waive or release any rights based upon, arising out of or relating to rights in favor of the Seller Releasing Parties created pursuant to the terms of any Transaction Document. The Seller Releasing Parties understand and agree that the releases provided in this Section 6.3(a) extend to all Liabilities and Previous SPA Claims released above whether known or unknown, suspected or unsuspected. It is the intention of the Seller Releasing Parties through this Agreement and with the advice of counsel to fully, finally and forever settle and release each released party from the Liabilities and Previous SPA Claims set forth above.  In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto.

(b)Effective on the Buyer Release Effective Date, each Buyer Party, on its own behalf and on behalf of the Target Group Companies and any Other Target Entity, and its and their respective successors, assigns and Affiliates and any other Person that may claim by, through or under such Buyer Party, any Target Group Company or any Other Target Entity (collectively, the “Buyer Releasing Parties”), hereby:

(i)unconditionally and irrevocably waives, releases, acquits and forever discharges Mr. Li, the Seller Parties and their respective Affiliates, and each of their respective present and former officers, directors, managers, employees and other agents or Representatives, from any and all Liabilities of any kind or nature whatsoever since the beginning of time to the extent such Liabilities arise out of any Target Group Company, the Target Business or the Contributed Assets;

(ii)unconditionally and irrevocably waives, releases, acquits and forever discharges Mr. Li, each Seller Party and its respective present and former officers, directors, managers, employees and other agents or Representatives from any and all Previous SPA Claims of any kind or nature whatsoever since the beginning of time;

(iii)agrees to procure that no Buyer Releasing Party will, bring or voluntarily participate in or assist any Action that relates to any matter released pursuant to this Section 6.3(b); and

(iv)acknowledges, agrees, covenants and confirms that if any Previous SPA Claim is brought in any jurisdiction or in any tribunal or other body, this Section 6.3(b) is intended to be and shall be a complete defence thereto and discharge therefrom.

Without prejudice to the foregoing, each Buyer Party shall be deemed to have repeated the undertakings set forth in this Section 6.3(b) on the date immediately following the Closing Date on behalf of each of the Target Group Companies and the Other Target Entities.

Notwithstanding the foregoing, the Buyer Releasing Parties do not waive or release any rights based upon, arising out of or relating to rights in favor of the Buyer Releasing Parties created pursuant to the terms of any Transaction Document. The Buyer Releasing Parties understand and agree that the releases provided in this Section 6.3(b) extend to all Liabilities and Previous SPA Claims released above whether known or unknown, suspected or unsuspected. It is the intention of the Buyer Releasing Parties through this Agreement and with the advice of counsel to fully, finally and forever settle and release each released party from the Liabilities and Previous SPA Claims set forth above.  In furtherance of such intention, the releases herein given shall be and remain in effect as full and complete releases of such matters notwithstanding the discovery of any additional claims or facts relating thereto.

Section 6.4Non-Disparagement. From the date hereof, each of the Seller Parties and Mr. Li covenants and agrees that it/he and its/his Affiliates will not directly or indirectly make or cause to be made any public statement or other communication that is public in nature or is prone to public dissemination, written or otherwise, that would constitute disparagement or criticism of, or that is otherwise derogatory or materially detrimental to, the Target Business, any Target Group Company, the Contemplated Transactions or, in relation to the Contemplated Transactions, any Buyer Party. Each of the Buyer Parties covenants and agrees that it and its Affiliates will not directly or indirectly make or cause to be made any public statement or other communication that is public in nature or is prone to public dissemination, written or otherwise,  that would constitute disparagement or criticism of, or that is otherwise derogatory or materially detrimental to the Contemplated Transactions or, in relation to the Contemplated Transactions, any Seller Party or Mr. Li. Nothing in this Section 6.4 shall restrict any Party or its or his respective Affiliates from (i) making any disclosure that such Party or its or his respective Affiliates reasonably believe is required to be made pursuant to applicable Law, (ii) making any statement to any Governmental Authority in response to an inquiry or investigation in relation to or arising out of the Previous SPA or this Agreement, or (iii) making any statement necessary to enforce or defend its legal or contractual rights in relation to this Agreement.

Section 6.5Target Business Confidential Information. For a period of five (5) years after the Relevant Date, each of the Seller Parties and Mr. Li shall not, and shall cause its/his Affiliates not to, use or disclose or convey to any third party, any confidential information regarding the Target Business, the Contributed Assets, the business conducted by any Target Group Company, or in relation to any Target Group Company or its respective clients, customers, vendors, licensors, suppliers, and any other proprietary information of any Target Group Company that as of the Relevant Date is not available to the general public (collectively, “Target Business Confidential Information”); provided that any Seller Party may furnish such portion (and only such portion) of the Target Business Confidential Information as such Seller Party reasonably determines it is legally obligated to disclose if (a) it receives a request to disclose all or any part of the Target Business Confidential Information under the terms of a subpoena, civil investigative demand or order issued by a Governmental Authority, (b) it notifies the Buyer of the existence, terms and circumstances surrounding that request and consults with the Buyer on the advisability of taking steps available under applicable Law to resist or narrow that request, (c) it exercises its reasonable best efforts to obtain an Order or other reliable assurance that confidential treatment will be accorded to the disclosed Target Business Confidential Information, and (d) disclosure of such Target Business Confidential Information is required to prevent such Seller Party from being in violation of applicable Law.

Section 6.6Economics Since Relevant Date. Each of the Parties agrees and acknowledges that all profits or losses generated by the Target Business since the Relevant Date shall accrue to and be for the benefit (or detriment) of the applicable Buyer Parties, and shall not accrue to or be for the benefit (or detriment) of any Seller Party.

Section 6.7[Reserved].

Section 6.8[Reserved].

Section 6.9Non-Compete Undertaking. Each of the Parties agrees and acknowledges that the Non-Compete Undertaking remains in effect. Sections 1, 2, 3, 4 and 7 of the Non-Compete Undertaking (together, the “Non-Compete Undertaking Provisions”) shall automatically be incorporated by reference into this Agreement and form a part of this Agreement as if fully set forth herein.

ARTICLE VII

NO RESCISSION or REFUND

Section 7.1No Rescission or Refund. The Parties expressly acknowledge and agree that each of the payment and delivery obligations as set forth in Section 2.5 and Section 2.6 is, from and after the date hereof, binding, irrevocable and unconditional. From and after the date hereof, no Party may, whether by claim, Action or proceeding, terminate or rescind this Agreement or otherwise unwind or reverse the Contemplated Transactions (in each case, whether in part or in full) without the prior written consent of all the other Parties. Without prejudice to the Parties’ right to indemnification as set forth in Article VIII, all payments provided herein are final, and in no event shall any amount that has been paid to any Party or its Affiliates prior to the date hereof pursuant to the Previous Transaction Documents or any amount to be paid to any Party or its Affiliates in accordance with this Agreement be subject to refund, return or claw-back in any way or for any reason, whether in part or in full (except for refund by way of release from escrow accounts as expressly required by this Agreement).

ARTICLE VIII

INDEMNIFICATION

Section 8.1Survival. The Company Fundamental Representations shall survive until the second (2nd) anniversary of the Closing Date. All representations and warranties made by the Buyer Parties shall survive until the second (2nd) anniversary of the Closing Date. All representations and warranties made by Mr. Li shall survive until the second (2nd) anniversary of the Closing Date. Notwithstanding the foregoing, if an Indemnified Party asserts any claim in writing pursuant to Section 8.2 resulting from or arising out of an alleged breach of any such representation or warranty on or prior to the applicable expiration date of such representation or warranty, such representation or warranty shall survive, solely with respect to such asserted claim, until such claim has been finally resolved.  The covenants and agreements of each Party set forth in this Agreement, including the Non-Compete Undertaking Provisions, shall survive until they are terminated, whether by the performance thereof, their respective express terms or as a matter of applicable Law.

Section 8.2Indemnification.

(a)From and after the Closing Date, the Seller Parties shall jointly and severally indemnify and hold harmless the Buyer Parties and their Affiliates, and their Affiliates’ respective directors, officers, employees, agents, successors and permitted assigns from and against any losses, claims, damages, judgments, fines, Taxes, expenses and Liabilities, including any lost profits, lost revenue, investigative and legal expenses incurred in connection with and any amounts paid in settlement of, any pending or threatened Action (but in any event excluding exemplary or punitive damages, except to the extent such damages are awarded to or recovered by a third party in connection with a Third Party Claim) (collectively, “Losses”) arising out of or resulting from (i) the breach of any representation or warranty of any Seller Party set forth in this Agreement, (ii) the breach of any covenant or agreement of any Seller Party set forth in this Agreement (other than the Non-Compete Undertaking Provisions and Section 6.1), or (iii) the breach by any Seller Party of any Non-Compete Undertaking Provision.

(b)From and after the Closing Date, Mr. Li shall indemnify and hold harmless the Buyer Parties and their Affiliates, and their Affiliates’ respective directors, officers, employees, agents, successors and permitted assigns from and against any Losses arising out of or resulting from (A) the breach of any representation or warranty of Mr. Li set forth in this Agreement, or (B) the breach by Mr. Li of any Non-Compete Undertaking Provision.

(c)From and after the Closing Date, the Buyer Parties shall jointly and severally indemnify and hold harmless the Seller Parties and their Affiliates, and their Affiliates’ respective directors, officers, employees, agents, successors and permitted assigns from and against any Losses arising out of or resulting from (i) the breach of any representation or warranty of any Buyer Party set forth in this Agreement, or (ii) the breach of any covenant or agreement of any Buyer Party set forth in this Agreement.

(d)For purposes of this Agreement, (i) “Indemnifying Party” means the Seller Parties (with respect to Section 8.2(a)), Mr. Li (with respect to Section 8.2(b)) and the Buyer Parties (with respect to Section 8.2(c)), and (ii) “Indemnified Party” means the Persons entitled to seek indemnification against the applicable Indemnifying Party pursuant to Section 8.2(a), Section 8.2(b) or Section 8.2(c), as applicable.

(e)Solely for the purpose of ascertaining the amount of any Losses relating to indemnification remedies (and not for determining whether any breach has occurred) provided in this ARTICLE VIII, the representations, warranties, covenants and agreements made by any Indemnifying Party in any Transaction Document shall be considered and applied with no regard to any qualification therein as to materiality, material adverse effect or similar materiality qualifiers.

Section 8.3Third Party Claims.

(a)If any third party shall notify any Indemnified Party in writing with respect to any matter involving a claim by such third party (a “Third Party Claim”) which such Indemnified Party believes would give rise to a claim for indemnification against an Indemnifying Party under this ARTICLE VIII, then the Indemnified Party shall promptly following receipt of notice of such claim transmit to the Indemnifying Party a written notice (a “Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any) and the basis of the Indemnified Party’s request for indemnification under this Agreement.  Notwithstanding the foregoing, no failure or delay in providing such Claim Notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnification hereunder, except to the extent that the Indemnifying Party shall have been materially and adversely prejudiced by such failure or delay.  If the Indemnifying Party does not notify the Indemnified Party in writing within thirty (30) days from receipt of such Claim Notice that the Indemnifying Party disputes such claim for indemnification under this Agreement, the Indemnifying Party shall be deemed to have accepted and agreed with such claim for indemnification under this Agreement.

(b)Upon the receipt of a Claim Notice with respect to a Third Party Claim, the Indemnifying Party shall have the right to assume the defense of any Third Party Claim by notifying the Indemnified Party in writing within thirty (30) days of receipt of such Claim Notice that the Indemnifying Party elects to assume the defense of such Third Party Claim, and upon delivery of such notice by the Indemnifying Party, the Indemnifying Party shall have the right to fully control and settle the relevant proceeding; provided that any such settlement shall require the prior written consent of the Indemnified Party.  Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim if (i) the Third Party Claim arises out of or results from any criminal action, (ii) the Third Party Claim seeks an injunction or equitable relief against any Indemnified Party, or (iii) the Indemnifying Party has not acknowledged that such Third Party Claim is subject to indemnification pursuant to this ARTICLE VIII.

(c)If requested by the Indemnifying Party, the Indemnified Party shall, at the sole cost and expense of the Indemnifying Party, cooperate reasonably with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, including in connection with the making of any related counterclaim against the third party asserting the Third Party Claim or any cross complaint against any Person.  The Indemnified Party shall have the right to receive copies of all pleadings, notices and communications with respect to such Third Party Claim, other than any privileged communications between the Indemnifying Party and its counsel, and shall be entitled, at its sole cost and expense, to retain separate co-counsel and participate in, but not control, any defense or settlement of any Third Party Claim assumed by the Indemnifying Party pursuant to Section 8.3(b).

(d)In the event that the Indemnifying Party fails to elect to assume the defense of a Third Party Claim within thirty (30) days of receipt of the relevant Claim Notice or otherwise fails to continue the defense of the Indemnified Party in good faith, the Indemnified Party may, at its option, defend, settle, compromise or pay such action or claim at the expense of the Indemnifying Party.

Section 8.4Tax Indemnity.  From and after the Closing Date, the Seller Parties shall, jointly and severally, indemnify and hold harmless the Buyer Parties and their Affiliates, and their Affiliates’ respective directors, officers, employees, agents, successors and permitted assigns from and against any Losses arising out of or resulting from a breach of any Seller Party of its obligations set forth in Section 6.1.

Section 8.5Direct Claims.  If any Indemnified Party has a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim, the Indemnified Party shall promptly transmit to the Indemnifying Party a written notice (the “Indemnity Notice”) describing in reasonable detail the nature of the claim, the Indemnified Party’s best estimate of the amount of Losses attributable to such claim and the basis of the Indemnified Party’s request for indemnification under this Agreement; provided that no failure or delay in providing such Indemnity Notice shall constitute a waiver or otherwise modify the Indemnified Party’s right to indemnification hereunder, except to the extent that the Indemnifying Party shall have been materially and adversely prejudiced by such failure or delay.  If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days from its receipt of the Indemnity Notice that the Indemnifying Party disputes such claim, the Indemnifying Party shall be deemed to have accepted and agreed with such claim.

Section 8.6Limitation on Liability.  Notwithstanding anything to the contrary in this Agreement:

(a)No Indemnified Party may assert a claim or commence an Action against any Indemnifying Party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or Action describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action is received by such Indemnifying Party on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive in accordance with Section 8.1.

(b)Other than a claim for indemnification pursuant to Section 8.2(a)(i) for Losses arising out of or resulting from any breach of any of the Company Fundamental Representations or pursuant to Section 8.2(a)(iii) or Section 6.9, for which no limitation on liability pursuant to this Section 8.6(b) shall apply, the Seller Parties shall not be liable for any Losses with respect to any claim for indemnification pursuant to Section 8.2(a), unless and until the total amount of all Losses suffered or incurred by the relevant Indemnified Parties hereunder exceeds an amount equal to US$3,000,000, whereupon the Seller Parties shall be liable only for all Losses in excess of US$1,000,000. For the avoidance of doubt, the limitation on liability pursuant to this Section 8.6(b) shall in no circumstances apply to claims for indemnification pursuant to Section 8.4.

(c)The aggregate liability of the Seller Parties for claims under this Section 8.2 (other than claims for indemnification pursuant to Section 8.2(a)(i) arising out of or resulting from any breach of any of the Company Fundamental Representations or pursuant to Section 8.2(a)(iii) or pursuant to Section 6.9) shall in no event exceed ten percent (10%) of the Consideration. The aggregate liability of the Seller Parties for claims under this ARTICLE VIII, including claims for indemnification pursuant to Section 8.2(a) arising out of or resulting from any breach of any of the Company Fundamental Representation but excluding claims for indemnification pursuant to Section 6.9 or Section 8.2(a)(iii), shall in no event exceed the aggregate amount of Consideration. For the avoidance of doubt, the limitation on liability pursuant to this Section 8.6(c) shall in no circumstances apply to claims for indemnification pursuant to Section 8.2(a)(iii).

(d)Each of the Buyer Parties shall, and shall cause the Target Group Companies to, use commercially reasonable efforts to mitigate Losses the applicable Indemnified Party may suffer as a result of any other Party’s breach of this Agreement, after it becomes aware of any such breach.

(e)Any Indemnifiable Loss shall be determined without duplication of recovery by reason of the state of facts giving rise to such Indemnifiable Loss constituting a breach of more than one representation, warranty, covenant or agreement herein. No Indemnified Party shall be entitled to recover for any Indemnifiable Loss based on the same set of facts more than once.

(f)In no event shall any Party be liable to any Indemnified Party for any Loss (i) to the extent such Indemnified Party recovers an amount in respect of such Loss from any third party (including under any insurance policy) and only to the extent of such amount actually recovered (less any related costs and expenses, including the aggregate cost of pursuing any related claims), (ii) that is a contingent liability, unless and until such liability is actually due and payable (provided that this sub-section (ii) shall not restrict an Indemnified Party from bringing a claim when such continent liability is pending), or (iii) to the extent arising out of or resulting from any act, omission, transaction or arrangement carried out at the written request or with the written approval of any Buyer Party or as expressly required by any of the Transaction Documents.

(g)The limitations on indemnification set forth in this Section 8.6 shall not apply to any claim for fraud, willful misconduct or intentional breach of the Indemnifying Party or its Affiliates.

(h)If any monetary claim for indemnification has been asserted pursuant to Section 8.2(a)(iii) in accordance with the dispute resolution set forth in Section 9.1, no Buyer Party may, and each Buyer Party shall procure its Affiliates to not, assert any monetary claim (and shall promptly terminate or cause to be terminated any monetary claim that may have been asserted) in the PRC under the Non-Compete Undertaking that is based on substantially the same facts or circumstances giving rise to the claim asserted pursuant to Section 8.2(a)(iii); provided that this Section 8.6(h) shall not prevent or restrict the right of any Indemnified Party to obtain any remedy (including injunctive relief, specific performance and claims for expenses of attorneys in relation thereto) other than the monetary claims as set forth above under this Section 8.6(h)) pursuant to the Non-Compete Undertaking.

Section 8.7Investigation.  The right to indemnification will not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether prior to or after the date hereof or the Relevant Date, with respect to any matter, including the accuracy of or compliance with any representation, warranty, covenant or agreement made by a Party hereto. The waiver of any condition relating to the accuracy of any such representation or warranty or the performance of or compliance with any such covenant or agreement will not affect the right to indemnification hereunder based on any such representation, warranty, covenant or agreement.

Section 8.8Tax Gross-Up.  If an Indemnifying Party is required to deduct or withhold from a payment under Section 8.2 to an Indemnified Party any Tax, the Indemnifying Party shall pay on demand from the Indemnified Party such additional amounts as shall be required so that the net amount received by such Indemnified Party after such deduction or withholding shall equal the amount that would have been received by such Indemnified Party had no such deduction or withholding been made.

Section 8.9Exclusive Remedy.  From and after the Closing, the indemnification provisions set forth in this ARTICLE VIII shall be the sole and exclusive monetary remedy for each Indemnified Party for any claims by such Indemnified Party against the Indemnifying Parties arising from this Agreement; provided that this Section 8.9 shall not prevent or restrict (a) the right of any Indemnified Party to obtain injunctive relief or specific performance from a court or tribunal of competent jurisdiction in accordance with Section 9.13, (b) any claim against an Indemnifying Party for fraud or willful misconduct of the Indemnifying Party or its Affiliates or (c) the right of the Parties under Section 9.13(b) and Section 9.13(c).

Section 8.10Right to Cure.  The Indemnifying Party shall not be liable for any claim made by an Indemnified Party pursuant to this ARTICLE VIII to the extent any breach or circumstances underlying such claim is capable of being remedied or otherwise cured and the Indemnifying Party shall have remedied or otherwise cured the same within ten (10) Business Days after being given notice of the same by such Indemnified Party, unless such Indemnified Party shall have actually suffered any Losses in connection with or attributable to the matters giving rise to such claim.

Section 8.11Tax Treatment of Indemnification Payments.  All indemnification payments made under this ARTICLE VIII shall be treated as adjustment to the Consideration (and the applicable component thereof) for all Tax purposes unless otherwise required by any applicable Law.

Section 8.12No Set off.  All amounts required to be paid under this Agreement shall be paid free and clear of any withholding, deduction or set-off of any kind, except as specifically provided otherwise herein.  Without limitation to the foregoing, no Party shall have any right to set off any amount claimed or required to be paid to such Party or any Indemnified Person pursuant to this ARTICLE VIII against any amount required to be paid by such Party pursuant to this Agreement or any other Transaction Document.

ARTICLE IX

Miscellaneous

Section 9.1Governing Law; Dispute Resolution.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, validity or termination, shall be exclusively referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre (the “HKIAC”) in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules in force when the relevant arbitration notice is received by the HKIAC. To the extent there are discrepancies between this dispute resolution clause and those rules, the provisions in this Section 9.1 shall prevail. There shall be three arbitrators.  Each side in the dispute shall have the right to appoint one arbitrator, and the third arbitrator shall be appointed by agreement of the two party-appointed arbitrators; if the two arbitrators fail to agree on the third arbitrator, the third arbitrator shall be appointed by the HKIAC.  The language to be used in the arbitration proceedings shall be English.  Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the Contemplated Transactions.  The award of the arbitration tribunal shall be final and binding upon the Parties, and the prevailing Party may apply to a court of competent jurisdiction for enforcement of such award.  Any Party shall be entitled to seek preliminary injunctive relief from any court of competent jurisdiction pending the constitution of the arbitral tribunal. Notwithstanding the foregoing, this Section 9.1 is in any event without prejudice to the dispute resolution set forth in the Non-Compete Undertaking.

Section 9.2Performance Pending Dispute Resolution.  Unless otherwise terminated in accordance with the terms hereof, this Agreement and the rights and obligations of the Parties hereunder shall remain in full force and effect during the pendency of any proceeding under Section 9.1.

Section 9.3Amendment; Waiver.  This Agreement shall not be amended, modified or supplemented except by an agreement in writing executed by all the Parties.  No waiver of any provision of this Agreement shall be effective unless set forth in a written instrument signed by the Party waiving such provision.  No failure or delay by a Party in exercising any right, power or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. All remedies, either under this Agreement or by law or in equity, shall be cumulative and not alternative except as expressly provided otherwise herein.

Section 9.4Binding Effect.  This Agreement shall inure to the benefit of, and be binding upon, each of the Parties and their respective heirs, successors and permitted assigns and legal representatives.

Section 9.5Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by any Party without the express written consent of the other Parties, and any attempted assignment in violation of this Section 9.5 shall be void.

Section 9.6Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given if (a) in writing and served by personal delivery upon the Party for whom it is intended, (b) if delivered by facsimile with receipt confirmed, (c) if delivered by email upon such email being sent unless the sending party subsequently learns or should have learned that such email was not successfully delivered, or (d) if delivered by certified mail, registered mail or courier service, return receipt received, to the Party at the address set forth below:

If to any Buyer Party, at:

Address:	Baidu Campus, No. 10 Shangdi 10th Street Haidian District, Beijing, China

Attention:

Facsimile:

Email:

with a copy (which shall not constitute notice) to:

Address:

Attention:

Facsimile:

Email:

If to any Seller Party, at:

Address:

Attention:

Email:

with a copy (which shall not constitute notice) to:

Address:

Attention:

Facsimile:

Email:

Any Party may change its address for purposes of this Section 9.6 by giving the other Parties written notice of the new address in the manner set forth above.

Section 9.7Entire Agreement.  This Agreement (including all the Schedules and Exhibits hereto and all the provisions incorporated by reference into this Agreement) and all the other Transaction Documents (including all the Schedules and Exhibits thereto) constitute the entire understanding and agreement between the Parties with respect to the matters covered hereby and thereby, and all prior agreements and understandings, oral or in writing, if any, between the Parties with respect to the matters covered hereby and thereby (including without limitation the Previous SPA) are superseded by this Agreement and the other Transaction Documents and shall cease to be in force upon the effectiveness of this Agreement. All the Schedules and Exhibits to this Agreement shall form a part of this Agreement. In the event of any inconsistency between this Agreement and any other Transaction Document, this Agreement shall prevail.

Section 9.8Severability.  If any provision of this Agreement is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party.  If any provision of this Agreement shall be adjudged to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be deemed modified to the minimum degree necessary to make such provision valid and enforceable under applicable Law so as to effect the original intent of the Parties as closely as possible, and that such modified provision shall thereafter be enforced to the fullest extent possible.

Section 9.9Fees and Expenses.  Except as specifically provided otherwise in this Agreement or the Restructuring Plan, the Parties will bear their respective expenses incurred in connection with the negotiation, preparation and execution of the Transaction Documents and the Contemplated Transactions, including fees and expenses of attorneys, accountants, consultants and financial advisors.

Section 9.10Confidentiality.

(a)Subject to Section 9.10(b), each Party shall, and shall cause its Representatives to, to the extent not in violation of applicable Law, (i) keep confidential and shall not disclose to any Person the existence and substance of any Transaction Document, the negotiations relating to any Transaction Document and any non-public information with respect to the foregoing (collectively, “Confidential Information”), (ii) if a Party or any of its Representatives is legally compelled or is required by any stock exchange or any other regulatory body to disclose any such information, provide the other Parties with prompt written notice of such requirement so that such other Party may seek a protective order or other remedy or waive compliance with this Section 9.10(a), and (iii) in the event that such protective order or other remedy is not obtained, or such other Party waives compliance with this Section 9.10(a), furnish only that portion of such confidential information which is required by law, the stock exchange or other regulatory body to be provided; provided, however, that the Party seeking to disclose shall have provided a draft of the proposed disclosure to the other Parties reasonably in advance and shall have reasonably considered any comments from the other Parties to the content of such proposed disclosure; provided, further, that each Party and its respective Representatives may disclose such information to their respective Affiliates, permitted assignees, financing sources, partners, shareholders, senior management, employees, professional advisors, agents in each case only where such Persons or entities are bound by appropriate non-disclosure obligations and have agreed to maintain the confidentiality of such information.

(b)Confidential Information shall not include any information that is (i) previously known on a non-confidential basis by the receiving Party or any of its Representatives, (ii) in the public domain through no fault of such receiving Party or any of its Representatives, (iii) received from a Person other than any of the other Parties or their respective Representatives, so long as such Person was not, to the best knowledge of the receiving Party, subject to a duty of confidentiality to such other Party or (iv) developed independently by or on behalf of the receiving Party or any of its Representatives without reference to Confidential Information of the disclosing Party.

Section 9.11Third Party Rights.  Except for an Indemnified Party’s right to seek indemnification pursuant to ARTICLE VIII, a Person that is not a party to this Agreement shall not be deemed a third-party beneficiary hereunder and shall have no right to enforce any term of, or enjoy any benefit under, this Agreement.

Section 9.12Headings.  The headings of the various Articles and Sections of this Agreement are inserted merely for convenience and do not expressly or by implication limit, define or extend the specific terms of the Article or Section so designated.

Section 9.13Specific Performance; Liquidated Damages.

(a)The Parties hereby acknowledge and agree that the failure of either Party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to consummate the Contemplated Transactions, will cause irreparable injury to the other Party, for which damages alone, even if available, will not be an adequate remedy. Accordingly, each Party hereby agrees and undertakes that the Parties shall be entitled to seek the remedies of injunction, specific performance or other equitable relief from any court or tribunal of competent jurisdiction for any threatened or actual breach of the terms of this Agreement, to enforce specifically the terms and provisions hereof and to compel performance of such Party’s obligations (including the taking of such actions as are required of such Party to consummate the Contemplated Transactions), this being in addition to and without prejudice to any other rights or remedies to which either Party is entitled under this Agreement. The Parties further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy, and that, such remedy shall be in addition to any other remedy to which a Party is entitled at law or in equity.

(b)Without prejudice to Section 9.13(a) or the Seller Parties’ obligations under Section 2.6(b) and Section 2.6(c), the Parties hereby agree that if any portion of the amounts in RMB Escrow Accounts that are required by this Agreement (including pursuant to the arrangements set forth in the joint written instructions to the RMB Escrow Agents) to be released to the Buyer Parties (or their designees) on the Closing Date fails to be released on the Closing Date to the Buyer Parties (or their designees) and such failure to release is primarily caused by a breach by any Seller Party of its obligations under Section 2.6(b) or a failure by any Seller Party to have taken any action that such Seller Party has confirmed to have taken in Section 2.7(b), the Seller Parties shall be jointly and severally liable to pay the Buyer (or its designee) liquidated damages in the amount of an interest accrued at a simple rate of 0.1% per day on such unreleased portion from (and excluding) the Closing Date to (and including) the date on which such portion is actually released to the Buyer Parties.

(c)Without prejudice to Section 9.13(a) or the Buyer Parties’ obligations under Section 2.6(a), Section 2.6(b), Section 2.6(c) and Section 6.1(d), the Parties hereby agree that, (i) if any portion of the Payment Amount fails to be paid to the Seller on the Closing Date and such failure to pay constitutes a breach by the Buyer Parties of their obligations under Section 2.6(a) by way of a failure to duly initiate a wire transfer, (ii) if (x) any portion of the amount in the Everbright Guangzhou Third Tranche Escrow Account that is required by this Agreement (including pursuant to the arrangements set forth in the joint written instructions to Everbright Guangzhou) to be released to the Seller Parties (or their designees) on the Closing Date, or (y) the Tax Escrow Release Amount or the Tax Escrow Release Amount Interest fails to be released to the Seller Parties (or their designees) on the Closing Date, and in each case of (x) or (y), such failure to release is primarily caused by a breach by any Buyer Party of its obligations under Section 2.6(b) (in respect of (x)) or Section 2.6(c) ((in respect of (y))) or a failure by any Buyer Party to have taken any action that such Buyer Party has confirmed to have taken in Section 2.7(b) (in respect of (x)), or (iii) if any portion of the amounts in the Tax Escrow Accounts fails to be timely released as contemplated under Section 6.1(d) to the Seller Parties (or their designees) and such failure to timely release is primarily caused by a breach by any Buyer Party of its obligations under Section 6.1(d), the Buyer Parties shall be jointly and severally liable to pay the Seller (or its designee) liquidated damages in the amount of an interest accrued at a simple rate of 0.1% per day on such unpaid or unreleased portion from (and excluding) the Closing Date (or, with respect to a portion of the amounts in the Tax Escrow Accounts that has not been timely released as contemplated under Section 6.1(d), the date on which such portion would have been released had there been no breach) to (and including) the date on which such portion is actually paid or released, as the case may be.

(d)The Parties acknowledge and confirm that the agreed liquidated damages provided for in Section 9.13(b) and Section 9.13(c) (i) are an integral part of the Contemplated Transactions, (ii) are neither excessive nor of a penal nature, (iii) have been agreed by the Parties in the context of their commercial dealings with each other, and (iv) are reasonable and proportionate to protect the Buyer Parties or the Seller Parties, as the case may be, with respect to their legitimate interest in the performance of this Agreement.

Section 9.14Counterparts.  This Agreement may be executed in one or more counterparts, including counterparts transmitted by facsimile or e-mail, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.  Delivery of executed signature pages by facsimile or electronic transmission (via scanned PDF) by all Parties will constitute effective and binding execution and delivery of this Agreement.

Section 9.15Obligations Joint and Several.  Any obligation of any Seller Party hereunder shall be an obligation of all Seller Parties on a joint and several basis as between each other. Any obligation of any Buyer Party hereunder shall be an obligation of all Buyer Parties on a joint and several basis as between each other.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

BAIDU (HONG KONG) LIMITED

By:	/s/ Li Liu
Name:	Li Liu
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

MOON SPV LIMITED

By:	/s/ Junjie He
Name:	Junjie He
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

JOYY INC.

By:	/s/ LI Ting
Name:	LI Ting
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

FUNSTAGE TECHNOLOGY LTD.

By:	/s/ LI Ting
Name:	LI Ting
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

TOPSTAGE TECHNOLOGY LTD.

By:	/s/ LI Ting
Name:	LI Ting
Title:	Authorized Signatory

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

广州华多网络科技有限公司

By:	/s/ LI Ting
Name:	LI Ting
Title:	Legal Representative

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

广州市锐橙网络科技有限公司

By:	/s/ LI Ting
Name:	LI Ting
Title:	Legal Representative

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

广州欢聚时代信息科技有限公司

By:	/s/ LI Ting
Name:	LI Ting
Title:	Legal Representative

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

RUNDERFO INC.

By:	/s/ Junjie He
Name:	Junjie He
Title:	Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the day and year first above written.

DAVID XUELING LI

/s/ DAVID XUELING LI

[Signature Page to Share Purchase Agreement]